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                                                                    EXHIBIT 11.1

                            CABLE-SAT SYSTEMS, INC.

                       COMPUTATION OF NET LOSS PER SHARE

                                                             PERIOD FROM INCEPTION
                                                               (AUGUST 26, 1994)         YEAR ENDED
                                                               TO SEPTEMBER 30,         SEPTEMBER 30,
                                                                     1995                   1996
                                                             ---------------------     ---------------
PRIMARY
Weighted average number of common shares outstanding
  during the period........................................        1,833,333               3,181,667
Incremental common shares attributable to the application
  of SAB 64 and 83.........................................        2,268,500                 863,041
                                                                   ---------             -----------
Shares used in computing net loss per share applicable to
  common shareholders......................................        4,101,833               4,044,708
                                                                   =========             ===========
Net loss...................................................        $(254,765)            $(2,193,003)
Less: Accretion on preferred stock.........................               --                (900,000)
                                                                   ---------             -----------
Net loss applicable to common shareholders.................        $(254,765)            $(3,093,003)
                                                                   =========             ===========
Net loss per share applicable to common shareholders.......           $(0.06)                 $(0.76)
FULLY DILUTED
Weighted average number of common shares outstanding
  during the period........................................                                3,181,667
Incremental common shares attributable to the application
  of SAB 64 and 83.........................................                                  863,041
Impact on weighted average of common shares to be issued
  upon redemption of preferred stock.......................                                   75,000
                                                                                         -----------
Total shares outstanding for purposes of computing fully
  diluted
  net loss per share.......................................                                4,119,708
                                                                                         ===========
Net loss...................................................                              $(2,193,003)
                                                                                         ===========
Net loss per fully diluted share...........................                                   $(0.53)

Fully diluted earnings per share is not presented because its effects are anti-dilutive.